Exhibit 99.01

Press Release
www.shire.com

Non Executive Director Appointment

Dublin, Ireland – 23 October 2013 – Shire plc (LSE: SHP, NASDAQ: SHPG), announces that Dominic Blakemore will join its Board of Directors effective 1 January 2014 as non executive director and member of the Audit, Compliance & Risk Committee.

Dominic is Group Finance Director of Compass Group PLC.  Prior to this he was Chief Financial Officer at Iglo Foods Group and Finance & Strategy Director of Cadbury plc. He spent his earlier career years at PwC (PricewaterhouseCoopers), where his work included advising pharmaceutical sector clients.

Matthew Emmens, Chairman of Shire commented:

“The Shire Board will benefit from Dominic’s strategic and financial experience. We look forward to him joining the Board.”

Dominic Blakemore added:

“Shire has an excellent track record of growth and a clear strategy. I look forward to playing a part in this growing company’s future.”

There is no further information that is required to be disclosed under 9.6.13R of the UK Listing Rules.

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157
Media
Jessica Mann	jmann@shire.com	+44 1256 894 280

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We provide treatments in Neuroscience, Rare Diseases, Gastrointestinal, Internal Medicine and Regenerative Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX